UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

NORTHEAST BANCORP
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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October 4, 2018

Dear Northeast Bancorp Shareholder:

You are cordially invited to attend the 2018 annual meeting of shareholders of Northeast Bancorp. The annual meeting will be held on Friday, November 16, 2018 at 10:00 a.m., Eastern time, at the offices of Goodwin Procter LLP located at 100 Northern Avenue, Boston, Massachusetts 02210.

The proxy statement, with the accompanying formal notice of the meeting, describes the matters expected to be acted upon at the meeting. We urge you to review these materials carefully and to use this opportunity to take part in the affairs of Northeast Bancorp by voting on the matters described in the proxy statement. Following the formal portion of the meeting, we will report on the operations of our company, and our directors and management team will be available to answer appropriate questions from shareholders.

Your vote is important. We hope that you will be able to attend the meeting. Whether or not you plan to attend the meeting, please vote as soon as possible. Instructions on how to vote are contained in the proxy statement.

Thank you for your continued support of Northeast Bancorp.

Sincerely,

Richard Wayne President and Chief Executive Officer

NORTHEAST BANCORP
500 Canal Street
Lewiston, Maine 04240

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON NOVEMBER 16, 2018

The 2018 annual meeting of shareholders of Northeast Bancorp will be held on Friday, November 16, 2018 at 10:00 a.m., Eastern time, at the offices of Goodwin Procter LLP located at 100 Northern Avenue, Boston, Massachusetts 02210.

1.	To elect the two nominees named in the proxy statement as Class II directors, each to serve for a three-year term and until their respective successors are duly elected and qualified.

2.	To approve, on an advisory, non-binding basis, the compensation of our named executive officers.

3.	To ratify the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2019.

4.

To consider and act upon any other matters that are properly brought before the annual meeting and at any adjournments or postponements thereof. At this time we are not aware of any such other matters.

You may vote if you were a holder of shares of voting common stock of record as of the close of business on September 21, 2018. If you do not plan to attend the meeting and vote your shares of voting common stock in person, we urge you to vote your shares as instructed in the proxy statement. Please complete, date, sign and return the accompanying proxy card, or submit your proxy electronically via the Internet or telephone.

If your shares of voting common stock are held by a broker, bank or other nominee, please follow the instructions you receive from your broker, bank or other nominee to have your shares of voting common stock voted.

Any proxy may be revoked at any time prior to its exercise at the annual meeting.

By Order of the Board of Directors

Date: October 4, 2018	Suzanne M. Carney Corporate Clerk

Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Shareholders to be Held on November 16, 2018

We have adopted the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their shareholders over the Internet. We believe that this expedites shareholders’ receipt of proxy materials and lowers the costs of our annual meeting. On or about October 4, 2018, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to all shareholders of record of voting common stock as of September 21, 2018, containing instructions on how to access our proxy statement, Form 10-K and annual report and vote your shares. The Notice also contains instructions on how you can (i) receive a paper copy of the proxy materials, if you only received a Notice by mail, or (ii) elect to receive your proxy materials over the Internet.

The proxy statement and annual report to shareholders are available at http://www.investorvote.com/NBN.

NORTHEAST BANCORP
500 Canal Street
Lewiston, Maine

PROXY STATEMENT

This proxy statement is being first made available to shareholders of Northeast Bancorp on or about October 4, 2018, and is being furnished in connection with the solicitation of proxies by the Board of Directors of Northeast Bancorp (the “Board”) for use at the 2018 annual meeting of shareholders of Northeast Bancorp to be held on Friday, November 16, 2018 at 10:00 a.m., Eastern time, at the offices of Goodwin Procter LLP located at 100 Northern Avenue, Boston, Massachusetts 02210, and at any adjournments or postponements thereof. For directions to attend the annual meeting, please visit http://www.edocumentview.com/NBN.

In this proxy statement, the terms “Northeast,” “the company,” “we,” “our” and “us” refer to Northeast Bancorp and its subsidiary.

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Shareholders To Be Held on Friday, November 16, 2018

We have adopted the Securities and Exchange Commission (the “SEC”) rule allowing companies to furnish proxy materials to their shareholders over the Internet. We believe that this expedites shareholders’ receipt of proxy materials and lowers the costs of our annual meeting. On or about October 4, 2018, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to all shareholders of record of voting common stock as of September 21, 2018, containing instructions on how to access our proxy statement, Form 10-K and annual report and vote your shares. The Notice also contains instructions on how you can (i) receive a paper copy of the proxy materials, if you only received a Notice by mail, or (ii) elect to receive your proxy materials over the Internet.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Why am I receiving this proxy statement?

You are receiving this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the 2018 annual meeting of shareholders. This proxy statement contains detailed information you need to know in order to vote at the annual meeting. The proxy card is used for voting on the proposals.

What am I voting on?

You are being asked to vote on the following items at the annual meeting:

1.	To elect the two nominees named in the proxy statement as Class II directors, each to serve for a three-year term and until their respective successors are duly elected and qualified.

2.	To approve, on an advisory, non-binding basis, the compensation of our named executive officers.

3.	To ratify the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2019.

4.

To consider and act upon any other matters that are properly brought before the annual meeting and at any adjournments or postponements thereof. At this time we are not aware of any such other matters.

Who is entitled to vote?

If you were a shareholder of record of voting common stock (a “Voting Shareholder”) as of the close of business on September 21, 2018, (the “Record Date”), you are entitled to receive notice of the annual meeting and to vote the shares of voting common stock that you held as of the close of business on the Record Date, if any.

May I attend the meeting?

All shareholders of record at the close of business on the Record Date, or their designated proxies, are authorized to attend the annual meeting. Each shareholder of record and proxy will be asked to present a valid government-issued photo identification, such as a driver’s license or passport, before being admitted. If you are not a shareholder of record but you hold your shares in “street name,” you should provide proof of beneficial ownership as of the Record Date, such as an account statement reflecting your stock ownership as of the Record Date, a copy of the voting instruction card provided by your broker, bank or other nominee, or other similar evidence of ownership. We reserve the right to determine the validity of any purported proof of beneficial ownership. If you do not have proof of ownership, you may not be admitted to the annual meeting. Cameras, recording devices and other electronic devices will not be permitted, and attendees may be subject to security inspections and other security precautions.

What constitutes a quorum?

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of voting common stock entitled to vote is necessary to constitute a quorum for the transaction of business at the annual meeting. As of the Record Date, there were 8,226,647 shares of voting common stock outstanding and entitled to vote at the annual meeting. Each share of voting common stock outstanding on the Record Date is entitled to one vote on each matter properly submitted at the annual meeting and, with respect to the election of directors, one vote for each director to be elected. Abstentions and “broker non-votes” (i.e., shares represented at the meeting held by brokers, as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which, on one or more but not all matters, the broker does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the annual meeting.

How do I vote?

Voting in Person at the Meeting. If you are a Voting Shareholder as of the Record Date and attend the annual meeting, you may vote in person at the meeting. If your shares of voting common stock are held in street name and you wish to vote in person at the meeting, you will need to obtain a proxy from the broker, bank or other nominee that holds your shares of voting common stock of record.

Voting by Proxy for Shares Registered Directly in Your Name. If you hold your shares of voting common stock in your own name as a holder of record with our transfer agent, Computershare, Inc., you may instruct the proxy holders named in the proxy card how to vote your shares of voting common stock in one of the following ways:

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Internet Voting. You may provide voting instructions via the Internet by following the instructions provided on your proxy card. The website for Internet proxy voting is printed on your proxy card. Please have your proxy card in hand. Internet proxy voting is available 24 hours per day until 3:00 a.m., Eastern time, on November 16, 2018. You will receive a series of instructions that will allow you to provide voting instructions to your proxy agents for your shares of voting common stock. You will also be given the opportunity to confirm that your instructions have been properly recorded. If you provide voting instructions via the Internet, you do not need to return your proxy card.

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Telephone Voting. You also have the option to provide voting instructions by calling the toll-free number listed on your proxy card. Telephone proxy voting is available 24 hours per day until 3:00 a.m., Eastern time, on November 16, 2018. When you call, please have your proxy card in hand. You will receive a series of voice instructions that will allow you to provide voting instructions to your proxy agents for your shares of voting common stock. You will also be given the opportunity to confirm that your instructions have been properly recorded. If you vote by telephone, you do not need to return your proxy card.

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Voting by Mail. If you would like to provide voting instructions to your proxy agents by mail, then please mark, sign and date your proxy card and return it promptly to our transfer agent, Computershare, Inc., in the postage-paid envelope provided.

Voting by Proxy for Shares Registered in Street Name. If your shares of voting common stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares of common stock voted.

Will other matters be voted on at the annual meeting?

We are not currently aware of any other matters to be presented at the annual meeting other than those described in this proxy statement. If any other matters not described in the proxy statement are properly presented at the meeting, any proxies received by us will be voted in the discretion of the proxy holders.

May I revoke my proxy instructions?

You may revoke your proxy at any time before it has been exercised by:

●	Filing a written revocation with the Corporate Clerk of Northeast Bancorp, 500 Canal Street, Lewiston, Maine 04240;

●	Submitting a new proxy by telephone, Internet or proxy card after the time and date of the previously submitted proxy; or

●	Appearing in person and voting by ballot at the annual meeting.

If you are a Voting Shareholder as of the Record Date attending the annual meeting, you may vote in person whether or not a proxy has been previously given, but your presence (without further action) at the annual meeting will not constitute revocation of a previously given proxy.

How can I receive copies of the proxy materials?

If you wish to request copies free of charge of our annual report or proxy statement, please send your request to our executive offices at c/o Suzanne Carney, Corporate Clerk, Northeast Bancorp, 500 Canal Street, Lewiston, Maine 04240 or visit the “Investor Relations” tab at www.northeastbank.com/about-us.

Additionally, this proxy statement and our 2018 annual report are available on the company’s website and at http://www.investorvote.com/NBN.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

The Board of Directors

The Board of Directors, which is elected by the Voting Shareholders, is responsible for the overall management of the business and affairs of Northeast. It has the ultimate decision-making authority, except with respect to those matters reserved to shareholders. The Board and its committees review Northeast’s long-term strategic plans and exercise direct decision-making authority in a number of areas, such as declaring a dividend. The Board of Directors selects, advises and monitors the performance of the senior management team, which is charged with the conduct of Northeast’s business and the implementation of the Board’s strategic plan. The Board of Directors also reviews development and succession plans for Northeast’s senior executive officers, as needed.

The Board of Directors currently consists of seven members divided into three classes. Class I directors are Robert R. Glauber and Richard Wayne; Class II directors are Matthew B. Botein and Cheryl Lynn Dorsey; and Class III directors are John C. Orestis, David A. Tanner and Judith E. Wallingford. The terms of the Class II directors will expire at the 2018 annual meeting.

Directors of the company are also directors of Northeast Bank (the “Bank”), which is a wholly-owned subsidiary of Northeast.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines that govern the structure of the Board of Directors and outline the Board’s policies on a number of Northeast’s corporate governance issues and procedures. These guidelines embody long-standing practices of Northeast and also include procedures designed to incorporate current corporate governance best practices. Northeast’s corporate governance practices are designed to align the interests of the Board and management with those of Northeast’s shareholders and to promote honesty and integrity throughout the company. The Corporate Governance Guidelines are available on the company’s website under the “Investor Relations” tab at www.northeastbank.com/about-us.

Director Qualifications and Independence

Applicable rules of The NASDAQ Stock Market (the “NASDAQ Listing Rules”), the exchange on which Northeast’s voting common stock is listed, and the Corporate Governance Guidelines require that the Board of Directors consist of a majority of independent directors. The Board of Directors evaluates the relationships between each director (or his or her immediate family members and related interests) and the company to determine a director’s independence under the NASDAQ Listing Rules. Based on that review, the Board of Directors has affirmatively determined that each director, other than Mr. Wayne, is independent under the NASDAQ Listing Rules.

Executive Sessions of the Board

As provided in the Corporate Governance Guidelines, the independent directors meet in executive session at least quarterly and often monthly, following a meeting of the Board of Directors. The chairman of the Board of Directors, also the chairman of the Nominating and Corporate Governance Committee (the “Governance Committee”), presides at these sessions.

Board Attendance and Annual Meeting Policy

It is the company’s policy that directors should make every effort to attend each meeting of the Board of Directors, each meeting of the committees on which they serve, and the annual meeting of shareholders. During the fiscal year ended June 30, 2018 (“fiscal 2018”), there were 12 meetings of the Board of Directors, and each of the directors attended at least 75% of the meetings of the Board of Directors (held during the period for which he or she had been a director) and committees on which he or she served (during the periods that he or she served). Directors are expected to attend annual meetings of shareholders in person unless doing so is impracticable due to unavoidable conflicts. Six directors of Northeast attended the 2017 annual meeting of shareholders.

Board Leadership

In accordance with the company’s bylaws, the Board elects an independent director as the Chairman of the Board and also appoints the President, who also serves as Chief Executive Officer. Robert Glauber serves as Northeast’s Chairman of the Board, and Richard Wayne serves as President and Chief Executive Officer of the company. The Chairman is responsible for the management, development and effective functioning of the Board and provides leadership in every aspect of the Board’s oversight of the company. The Chairman also acts in an advisory capacity to the President and Chief Executive Officer, and to other executive officers in matters concerning the interests of the company and the Board, as well as serving as the liaison between management and the Board. The Chairman and the President and Chief Executive Officer work closely to ensure that the strategic goals of Northeast’s management team are in line with the risk and governance oversight objectives of the Board of Directors.

Board Committee Membership and Meetings

The committees of the Board of Directors include an Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee (“Governance Committee”) and Risk Management Committee. These committees assist the Board in fulfilling its responsibilities. All of the members of the committees are nominated by the Governance Committee and appointed by the Board of Directors. Members of these committees are elected annually at the Board of Directors’ meeting following the annual meeting of shareholders. Each of these committees is composed entirely of independent directors. Each of the Audit Committee, the Compensation Committee, the Governance Committee and the Risk Management Committee operates under a committee charter approved by the Board of Directors setting out the purposes and responsibilities of the committee.

Audit Committee	Compensation Committee	Governance Committee	Risk Management Committee
Judith E. Wallingford, Chair	Matthew B. Botein, Chair	Robert R. Glauber, Chair	John C. Orestis, Chair
Cheryl Lynn Dorsey	Robert R. Glauber	Cheryl Lynn Dorsey	Matthew B. Botein
John C. Orestis	Judith E. Wallingford	John C. Orestis	Judith E. Wallingford
	Cheryl Lynn Dorsey		David A. Tanner

Audit Committee. The Audit Committee currently consists of Mses. Wallingford and Dorsey and Mr. Orestis. Each member of the Audit Committee is independent under the NASDAQ Listing Rules and meets the criteria for independence as set forth in the SEC rules applicable to an audit committee.

The Audit Committee (i) oversees the accounting, financial reporting and internal control processes and the audits of financial statements; (ii) takes, or recommends that the Board take, appropriate action to oversee the qualifications, independence and performance of independent auditors; and (iii) prepares the report required by the rules of the SEC to be included in the proxy statement.

The Audit Committee held nine meetings during fiscal 2018. The Board of Directors has determined that Ms. Wallingford qualifies as an “audit committee financial expert” as that term is defined in the rules of the SEC. The Audit Committee’s charter is available on the company’s website under the “Investor Relations” tab at www.northeastbank.com/about-us.

Compensation Committee. The Compensation Committee currently consists of Messrs. Botein and Glauber and Mses. Dorsey and Wallingford. Each member of the Compensation Committee is independent under the NASDAQ Listing Rules.

The Compensation Committee oversees overall compensation structure, policies and programs, reviews processes and procedures for the consideration and determination of director and executive compensation, and is responsible for producing a report for inclusion in the proxy statement relating to the company’s annual meeting of shareholders or annual report on Form 10-K, in accordance with applicable rules and regulations. The primary objective of the Compensation Committee is to develop and implement compensation policies and plans that ensure the attraction and retention of key management personnel, the motivation of management to achieve Northeast’s corporate goals and strategies, and the alignment of the interests of management with the long-term interests of Northeast’s shareholders.

The Compensation Committee determines the compensation of all executive officers. The Compensation Committee also reviews and makes recommendations to the full Board of Directors regarding the compensation of non-employee directors. During fiscal 2018, the Compensation Committee engaged PricewaterhouseCoopers LLP to conduct market compensation reviews for its named executive officers and directors. For additional information on the Compensation Committee’s process for the consideration and determination of the executive officer and director compensation and the engagement of the compensation consultant, please see “Executive Compensation.”

The Compensation Committee held two meetings during fiscal 2018. The Compensation Committee’s charter is available on the company’s website under the “Investor Relations” tab at www.northeastbank.com/about-us.

Governance Committee. The Governance Committee currently consists of Messrs. Glauber and Orestis and Ms. Dorsey. Each member of the Governance Committee is independent under the NASDAQ Listing Rules.

The Governance Committee is responsible for identifying individuals qualified to become board members, consistent with criteria approved by the Board, and recommending that the Board select the director nominees for election at each annual meeting of shareholders. The Governance Committee is also responsible for developing and recommending to the Board a set of corporate governance guidelines applicable to Northeast, periodically reviewing such guidelines and recommending any changes thereto, and overseeing the evaluation of the Board and management.

The Governance Committee held two meetings during fiscal 2018. The Governance Committee Charter is available on the company’s website under the “Investor Relations” tab at www.northeastbank.com/about-us.

Risk Management Committee. The Risk Management Committee currently consists of Messrs. Orestis, Botein and Tanner and Ms. Wallingford. The Risk Management Committee monitors and approves the company’s levels of risk tolerance and related metrics on a comprehensive, enterprise-wide basis, and identifies and monitors key risks individually, approves levels of risk tolerance for each, and evaluates arrangements for the management thereof. The Risk Management Committee further provides a forum for consideration and discussion of trends and emerging risks.

The Risk Management Committee held five meetings during fiscal 2018.

Risk Oversight

The Board of Directors plays an important role in the risk oversight of the company and is involved in risk oversight through direct decision-making authority with respect to significant matters, including the development of limits and specific risk tolerances, and the oversight of management by the Board of Directors and its committees. The Board and its committees are also each directly responsible for considering risks and the oversight of risks relating to decisions that each committee is responsible for making. In light of Northeast’s overall business, market and regulatory framework under which Northeast operates, and the complexities of Northeast’s operations as a whole, the Board has established a Risk Management Committee, tasked with specific responsibility for direct oversight of the risks inherent in Northeast’s business, along with management of the enterprise-wide risk management program.

In addition to the Risk Management Committee, the Board of Directors administers its risk oversight function through (1) the review and discussion of regular periodic reports to the Board of Directors and its committees on topics relating to the risks that Northeast faces, including, among others, credit risk, interest rate risk, regulatory risk and various other matters relating to Northeast’s business; (2) the required approval by the Board of Directors (or a committee thereof) of significant transactions and other decisions, including, among others, final budgets, material uses of capital, strategic direction, and executive management hiring and promotions; (3) the direct oversight of specific areas of Northeast’s business by the Risk Management Committee, the Audit Committee, the Compensation Committee, and the Governance Committee; and (4) regular periodic reports from the company’s internal and external auditors and other third party consultants regarding various areas of potential risk, including, among others, those relating to the company’s internal controls and financial reporting. The Board of Directors also relies on management to bring significant matters impacting the company to the Board’s attention.

Consideration of Director Nominees

Shareholder Recommendations. The Governance Committee’s current policy is to review and consider any director candidates who have been recommended by shareholders in compliance with the procedures established from time to time by the Governance Committee and set forth in the Governance Committee charter. All shareholder recommendations for director candidates must be submitted to Corporate Clerk at Northeast Bancorp, 500 Canal Street, Lewiston, ME 04240, who will forward all recommendations to the Governance Committee.

Board Membership Criteria. The Governance Committee has established criteria for the Governance Committee-recommended director nominees. These criteria include the following specific, minimum qualifications that the Governance Committee believes must be met by each Governance Committee-recommended nominee for a position on the Board:

●	The nominee shall have experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing.

●	The nominee shall be highly accomplished in his or her respective field, with superior credentials and recognition.

●	The nominee shall be well regarded in the community and shall have a long-term reputation for the highest ethical and moral standards.

●	The nominee shall have sufficient time and availability to devote to the affairs of the company, particularly in light of the number of boards on which the nominee may serve.

●	To the extent such nominee serves or has previously served on other boards, the nominee shall have a demonstrated history of actively contributing at board meetings.

In addition to the minimum qualifications for each nominee set forth above, the Governance Committee shall recommend that the Board select persons for nomination to help ensure that:

●	A majority of the Board shall be independent under the NASDAQ Listing Rules.

●	Each of its Audit, Compensation, Governance and Risk Management Committees shall be comprised entirely of independent directors.

●

At least one member of the Audit Committee shall have such experience, education and other qualifications necessary to qualify as an “audit committee financial expert” as defined by the rules of the SEC.

Finally, in addition to any other standards the Governance Committee may deem appropriate from time to time for the overall structure and composition of the Board, the Governance Committee may consider the following factors when recommending that the Board select persons for nomination:

●	Whether the nominee has direct experience in the financial services industry or in the markets in which the company operates.

●	Whether the nominee, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience.

Identifying and Evaluating Nominees. The Governance Committee may solicit recommendations for director nominees from any or all of the following sources: non-management directors, the Chief Executive Officer, other executive officers, third-party search firms or any other source it deems appropriate.

The Governance Committee will review and evaluate the qualifications of any proposed director candidate that it is considering or has been recommended to it by a shareholder in compliance with the Governance Committee’s procedures for that purpose, and conduct inquiries it deems appropriate into the background of the proposed director candidates. In identifying and evaluating proposed director candidates, the Governance Committee may consider, in addition to the minimum qualifications for Governance Committee-recommended director nominees, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of business experience, his or her independence and the needs of the Board. Neither the Governance Committee nor the Board has a specific policy with regard to the consideration of diversity in identifying director nominees, although both may consider diversity when identifying and evaluating proposed director candidates. As noted above, the Governance Committee, when recommending director candidates to the full Board for nomination, may consider whether a director candidate, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience. Other than circumstances in which Northeast may be legally required by contract or otherwise to provide third parties with the ability to nominate directors, the Governance Committee will evaluate all proposed director candidates that it considers or who have been properly recommended to it by a shareholder based on the same criteria and in substantially the same manner, with no regard to the source of the initial recommendation of the proposed director candidate.

Communications with Directors

The Board of Directors has established a process for shareholders and other interested parties to communicate with the Board or a particular director. A shareholder may send a letter to Northeast Bancorp, Attention: Corporate Clerk, 500 Canal Street, Lewiston, ME 04240. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Board communication” or “director communication.” All such letters should state whether the intended recipients are all members of the Board or just certain specified individual directors. The Corporate Clerk will circulate the communications (with the exception of commercial solicitations) to the appropriate director or directors. Communications marked “Confidential” will be forwarded unopened. A log of all correspondence addressed to the directors will be kept for periodic review by the Governance Committee and any other interested director.

Code of Ethics

The Board has adopted a Code of Ethics that applies to all of the directors, officers and employees, including its principal executive officer, principal financial officer and principal accounting officer. The company is committed to the highest standards of ethical and professional conduct, and the Code of Ethics provides guidance on how to uphold these standards. The Code of Ethics consists of basic standards of business practice as well as professional and personal conduct. Any material amendments to, or waivers of, the Code of Ethics (to the extent applicable to the principal executive officer, principal financial officer or principal accounting officer) will be promptly disclosed by the company. The Governance Committee has been charged with reviewing and reassessing the adequacy of the Code of Ethics annually and recommending any proposed changes to the Board for approval. The Code of Ethics is available on the company’s website under the “Investor Relations” tab at www.northeastbank.com/about-us. A copy of this Code of Ethics is also available in print to any shareholder upon written request addressed to Suzanne Carney, Corporate Clerk, 500 Canal Street, Lewiston, Maine 04240.

Director Compensation

Directors of the company also are directors of the Bank. In fiscal 2018, each director received $12,500 per quarter. The Governance and Compensation Committee chairs received an additional $1,250 quarterly and the Audit and Risk Committee chairs received an additional $2,500 quarterly. The chairman of the Board of Directors received an additional $5,000 per quarter. Management directors do not receive compensation for services rendered as directors.

The following table sets forth a summary of the compensation earned by or paid to our non-employee directors for fiscal 2018:

Name	Fees Earned or Paid in Cash
Robert Glauber(1)	$75,000
Matthew Botein	55,000
Cheryl Dorsey	50,000
John Orestis	60,000
David Tanner	50,000
Judith Wallingford	60,000

(1)	As of June 30, 2018, Mr. Glauber held an option to purchase 21,601 shares of voting common stock.

PROPOSAL 1
ELECTION OF DIRECTORS

Introduction

The Board of Directors consists of seven members divided into three classes: Class I, Class II and Class III. At the 2018 annual meeting, two Class II directors will be elected to serve for a three-year term until the 2021 annual meeting of shareholders and until their respective successors are duly elected and qualified. Following the recommendation of the Governance Committee, the Board has nominated all of the current Class II directors for re-election.

Vote Required

Directors are elected by a plurality of the votes cast by the holders of shares of voting common stock present in person or represented by proxy and entitled to vote on the election of directors at the annual meeting. Votes may be cast for or withheld from each nominee. Votes cast for the nominees will count as “yes” votes. Votes that are withheld from the nominees will not be voted with respect to the director or directors indicated. Withheld votes and broker non-votes will have no effect on the outcome of the director elections.

Recommendation

The Board of Directors unanimously recommends a vote FOR its nominees, Matthew B. Botein and Cheryl Lynn Dorsey. Properly authorized proxies solicited by the Board will be voted FOR each of the nominees unless instructions to the contrary are given.

Information Regarding the Nominees, Other Directors and Executive Officers

The following biographical descriptions set forth certain information with respect to the nominees for election as directors at the annual meeting, each director who is not standing for election and the executive officers who are not directors, based on information furnished to the company by each nominee, director and executive officer. Each executive officer holds office until the regular meeting of the Board of Directors following the next annual meeting of shareholders and until his or her successor is duly elected and qualified or until his or her earlier resignation or removal.

The biographical description below for each nominee includes the specific experience, qualifications, attributes and skills that led to the conclusion by the Board of Directors that such person should serve as a director of Northeast. The biographical description of each director who is not standing for election includes the specific experience, qualifications, attributes and skills that the Board of Directors would expect to consider if it were making a conclusion currently as to whether such person should serve as a director. The Board of Directors did not currently evaluate whether these directors should serve as directors, as the terms for which they have been previously elected continue beyond the annual meeting.

Directors with Terms Expiring 2018

Matthew B. Botein, 45, has been a director of Northeast and the Bank since December 29, 2010. He is Co- Founder and Managing Partner of Gallatin Point Capital LLC (“GPC”). Prior to founding GPC, Mr. Botein was co-head and Chief Investment Officer of BlackRock Alternative Investors, the alternative investing unit of asset manager BlackRock Inc. Prior to his role at BlackRock, he was a partner at hedge fund Highfields Capital Management and a principal in the private equity department of The Blackstone Group. He has been instrumental in the formation, acquisition or development of numerous financial services enterprises, including PennyMac Financial Services Inc., Aspen Insurance Holdings Limited, ABR Reinsurance Limited, Home Partners of America, and Cyrus Reinsurance Limited. Mr. Botein currently serves on the Boards of PennyMac and Aspen, as a strategic advisor to technology-enabled real estate investment platform Cadre Inc., and as a Senior Advisor to BlackRock Inc. He also serves as a trustee of Boston Medical Center and Beth Israel Deaconess Medical Center and on the investment committee of both institutions, chairing that of Boston Medical Center. He is a member of the Advisory Committee on Corporate Social Responsibility for Harvard University. He is a Phi Beta Kappa graduate of Harvard College and the Harvard Business School, where he was awarded Baker and Loeb scholarships. We believe that Mr. Botein’s qualifications to serve on the Board of Directors include his extensive experience relating to finance, strategic planning and executive leadership.

Cheryl Lynn Dorsey, 55, has been a director of Northeast and the Bank since December 29, 2010. She has also been the President of Echoing Green, a global nonprofit that sparks transformative social change by investing in emerging social entrepreneurs and their bold ideas to build a more equitable world, since May 2002. Ms. Dorsey served as a White House Fellow from 1997 to 1998, serving as Special Assistant to the U.S. Secretary of Labor, advising the Clinton Administration on health care and other issues. She was later named Special Assistant to the Director of the Women’s Bureau of the U.S. Labor Department, where she helped develop family-friendly workplace policies and spearheaded the labor secretary’s pay equity initiative. From 2009-2016, she was the Vice-Chair of the President’s Commission on White House Fellowships, after serving as a team member of the Innovation and Civil Society subgroup of the Obama Presidential Transition’s Technology, Innovation, and Government Reform Policy Working Group. She was named one of “America’s Best Leaders” in 2009 by U.S. News & World Report and the Center for Public Leadership at the John F. Kennedy School of Government at Harvard University. Ms. Dorsey serves on the Harvard University Board of Overseers and the SEED Foundation. She is a 2006 Henry Crown Fellow through the Aspen Institute, a 2007 Prime Movers Fellow through the Hunt Alternatives Fund, and a member of the John F. Kennedy School of Government’s Visiting Committee. She holds a B.A. in History and Science from Harvard-Radcliffe Colleges, an M.D. from the Harvard Medical School and an M.P.P. from the John F. Kennedy School of Government. We believe that Ms. Dorsey’s qualifications to serve on the Board of Directors include her extensive experience in executive leadership, management and strategic planning.

Directors with Terms Expiring 2019

John C. Orestis, 75, has been a director of Northeast and the Bank since 2007. Mr. Orestis has been the owner, Treasurer and Chief Development Officer of Schooner Estates Retirement Community in Auburn, Maine since 2006 as well as the President and Chief Executive Officer of North Country Associates in Lewiston, Maine since 1987. Mr. Orestis received his A.B. from Georgetown University and his Juris Doctorate from American University and was a senior Partner at Skelton, Taintor, Abbott & Orestis, Attorneys from 1968 to 1987, specializing in business and tax law. Mr. Orestis has served on many government and civic organizations throughout Maine, including the Maine Healthcare Association and the Maine Economic Growth Council. Mr. Orestis was the former mayor of the city of Lewiston and is widely recognized by many of the Bank’s customers as having a particular interest in senior citizens by virtue of his substantial investment in senior care. We believe that Mr. Orestis’ qualifications to serve on the Board of Directors include his business and legal experience, and his connections to the Maine community.

David A. Tanner, 59, has been a director of Northeast and the Bank since December 29, 2010. He is also the Managing Director of Three Mile Capital LLC, a private investment company. Until June 30, 2017, Mr. Tanner was the Managing Director of Arlon Group LLC, the investment group affiliated with Continental Grain Company, and served as Executive Vice President and a member of the Management Committee of Continental Grain Company since 2006. Previously, Mr. Tanner served as a Founder and Managing Principal of Quadrangle Group, LLC from 2000 to 2006; Managing Director at Lazard Freres & Co. and Managing Principal at Lazard Capital Partners from 1998 to 2000; and Managing Director at Warburg Pincus LLC, with which he was associated from 1986-1997. Mr. Tanner serves on the Boards of Directors of Wholesome Sweeteners, Inc., The Coastal Companies, CiCi’s Holdings, Inc., and White Mountains Insurance Group, Ltd. Mr. Tanner is also the Chairman of the Board of Trustees of Montefiore Medicine Academic Health System, Trustee of the New York University School of Law, Director of Lawyers for Children and member of the Council on Foreign Relations. Mr. Tanner received his Bachelor of Arts degree with honors in History from Princeton University, his Diploma of Economics from the London School of Economics, and his Juris Doctor from the New York University School of Law. We believe that Mr. Tanner's qualifications to serve on the Board of Directors include his extensive experience in executive leadership, strategic planning and corporate governance.

Judith E. Wallingford, 62, has been a director of Northeast and the Bank since 1994. Ms. Wallingford is the retired President of The Maine Water Company, a water utility serving various communities in Maine, and prior to that served as Treasurer and Controller for Consumers Water Company. Ms. Wallingford joined the Board as a result of Northeast’s acquisition of Brunswick Federal Savings, F.A. Ms. Wallingford is a Certified Management Accountant and holds a BA from Bowdoin College. We believe that Ms. Wallingford’s qualifications to serve on the Board of Directors include her knowledge of executive management, finance and accounting, and general business acumen.

Directors with Terms Expiring 2020

Robert R. Glauber, 79, has been a director of Northeast and the Bank since December 29, 2010. He is also a Lecturer at Harvard’s Kennedy School of Government and was a Visiting Professor at Harvard Law School in 2007 and 2009. Mr. Glauber served as Chairman and Chief Executive Officer of the National Association of Securities Dealers (“NASD”), now the Financial Industry Regulatory Authority (“FINRA”), the private-sector regulator of the U.S. securities markets from September 2001 to September 2006, after becoming NASD’s Chief Executive Officer in November 2000. Prior to becoming an officer at NASD, Mr. Glauber was a Lecturer at the Kennedy School from 1992 until 2000, Under Secretary of the Treasury for Finance from 1989 to 1992 and a Professor of Finance at the Harvard Business School for 25 years. From 1987 to 1988, Mr. Glauber served as Executive Director of the Task Force (“Brady Commission”) appointed by President Reagan to report on the 1987 stock market crash. Mr. Glauber presently is a director of the Metropolitan Opera Guild, and an overseer of the Boston Symphony Orchestra. He has been a Senior Advisor at Peter J. Solomon Co., an investment bank, since November 2006. Mr. Glauber graduated from Harvard College and received his doctorate from Harvard Business School. We believe that Mr. Glauber’s qualifications to serve on the Board of Directors include his extensive experience relating to finance, corporate governance and management.

Richard Wayne, 66, has been the President and Chief Executive Officer and a director of Northeast and the Bank since December 29, 2010. He co-founded Capital Crossing Bank (formerly known as Atlantic Bank) located in Boston, Massachusetts in 1988. He served as President and Co-Chief Executive Officer from 1991 until its sale in February 2007. Mr. Wayne holds a B.S. in Accounting from Syracuse University, a J.D. from Suffolk University Law School, and a Masters in Taxation from Boston University School of Law. We believe that Mr. Wayne’s qualifications to serve on the Board of Directors include his demonstrated experience in executive leadership, management and banking.

Executive Officers who are not Directors

Brian Pinheiro, 36, has been the Chief Risk Officer of Northeast and the Bank since March 2015. Prior to joining Northeast Bank, Mr. Pinheiro served as Managing Director at Corporate Finance Group, Inc. (CFGI) from 2011 to 2015, where he provided consulting services to financial institutions and banking clients. Before his position at CFGI, he was an Audit Manager in the Financial Services practice at Deloitte LLP, Boston. Mr. Pinheiro received a B.S. and M.S. in Accountancy from the University of Massachusetts at Amherst. He is a Certified Public Accountant licensed in the Commonwealth of Massachusetts.

Jean-Pierre Lapointe, 36, has been the Chief Financial Officer of Northeast and the Bank since November 2017. Prior to joining Northeast Bank, Mr. Lapointe served as a Senior Audit Manager at Wolf & Company, P.C. in their external and internal audit practices, with a focus on the financial services sector. Mr. Lapointe is a certified public accountant and received a B.S. and a M.S. in Accountancy from Bentley University and Western New England University, respectively.

Patrick Dignan, 55, has been the Executive Vice President of Northeast since fiscal 2016 and with the Bank since 2010. He is responsible for developing new lending opportunities and ensuring sound credit quality throughout all business lines. Prior to joining the Bank in 2010, Mr. Dignan was a Senior Vice President with Capital Crossing Servicing Company, and previously with Capital Crossing, a Division of Lehman Brothers Bank, and Capital Crossing Bank. Mr. Dignan holds a B.A. in Philosophy from St. John’s College, is a Fellow of the Royal Institute of Chartered Surveyors, and a member of the Counselors of Real Estate.

Julie Jenkins, 55, has been the Senior Vice President and Director of Operations since July 2012. She is responsible for the oversight of Loan Servicing, Deposit Operations, Project Management, Information Technology and Customer Contact Center departments of the Bank. Prior to becoming Director of Operations, from May 2011 to July 2012, Ms. Jenkins was the Director of eBanking Strategic Initiatives. Prior to joining the Bank, Ms. Jenkins was at Santander Bank, where she led a team of internal consultants for its parent, Banco Santander, who were responsible for planning, organizing and implementing enterprise-wide new technology systems for the company. Ms. Jenkins has held senior operations and technology management positions at Mt. Washington Bank and Abington Savings Bank. Ms. Jenkins earned her B.A. in Management from Assumption College in Worcester, Massachusetts.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis describes the company’s executive compensation philosophy, programs and policies for fiscal 2018, and sets forth how the Compensation Committee of the Board of Directors of the company determined fiscal 2018 compensation for the following named executive officers of the company:

●	Richard Wayne, President and Chief Executive Officer;

●	Jean-Pierre Lapointe, Chief Financial Officer;

●	Brian Pinheiro, Chief Risk Officer;

●	Patrick Dignan, Executive Vice President; and

●	Julie Jenkins, Senior Vice President, Director of Operations.

The company is committed to ensuring the alignment of the interests of the named executive officers with those of the company’s shareholders. The following is a brief summary of fiscal 2018 financial results and other highlights:

●	Year over year, the company grew earnings per diluted share by 28% to $1.77 per diluted share compared to $1.38 per diluted share in fiscal 2017;

●	The company achieved the following:

●	Return on average equity of 12.47% in fiscal 2018 compared to 10.62% in fiscal 2017;

●	Return on average assets of 1.49% in fiscal 2018 compared to 1.22% in fiscal 2017; and

●	Efficiency ratio of 59.22% in fiscal 2018 compared to 62.22% in fiscal 2017.

●	Total revenue increased by $2.8 million while non-interest expense remained flat, when compared to fiscal 2017.

●

The company generated loans of $460.4 million, growing the loan portfolio on a net basis by $92.6 million or 11.9%. This net loan growth was funded principally by net growth in core deposits of $65.1 million, or 7.3%, due to growth in non-maturity accounts of $50.0 million, 9.0%, and in time deposits of $15.1 million, or 4.5%.

●

The company continued to build the Loan Acquisition and Servicing Group (the “LASG”), which purchases and originates commercial loans on a nationwide basis for the Bank’s portfolio and services commercial loans for third parties. In the current year, the LASG:

●	Purchased $124.1 million at an average price of 90.4% of the unpaid principal balance compared to $112.8 million at an average price of 89.0% of the unpaid principal balance in fiscal 2017; and

●	Originated $224.5 million of loans compared to $237.7 million in fiscal 2017.

●	The company continued to build its national SBA lending program, which closed $45.1 million of loans during fiscal 2018, and sold $29.2 million for a gain on sale of $3.0 million.

●	The company’s stock price closed at $21.80 on June 30, 2018.

Compensation Philosophy and Objectives

We seek to attract and retain talented and committed employees and executives. Our compensation program is intended to meet the following objectives:

●	Attract, develop, retain and motivate talented leadership to achieve the company’s strategic objectives;

●	Align management’s interests with those of the shareholders through the use of equity plans approved by the Board and shareholders; and

●	Reward high performance, promote accountability and adherence to the company’s values and its Code of Ethics.

Role of Compensation Committee, Outside Advisors and Management in Compensation Decisions

The company has operated under the same compensation philosophy since fiscal 2011. The company has not made any major changes to our executive compensation program since that time, although the Compensation Committee monitors our pay program through regular market-based studies performed by their independent consultant. Our executive compensation programs are designed to attract, motivate and retain a talented leadership team committed to driving superior results that deliver long-term shareholder value. Our incentive programs are designed to promote pay for performance and reward executives for performance that is aligned with the company’s objectives, which ultimately creates long-term shareholder value. Annually, we review our compensation philosophy and our pay programs to ensure that our compensation program meets our objectives and aligns with our performance and business strategy while maintaining good corporate governance practices.

The Compensation Committee, pursuant to its charter, provides management and the Board with guidance on matters of executive and director compensation and related benefits. The Compensation Committee meets in executive sessions when discussing CEO performance and specific actions related to CEO compensation. The Compensation Committee determines, after discussion with the Board, the compensation of the company’s CEO, and determines all compensation actions for the company’s other executive officers after reviewing the recommendations of the CEO. The Compensation Committee relies on management and outside advisers for staff work and technical guidance in conducting its affairs. It retains full authority to engage independent third party advisers, including PricewaterhouseCoopers LLP, to conduct independent studies and provide objective advice on executive and director compensation. PricewaterhouseCoopers LLP’s primary role with the company has been as independent adviser to the Compensation Committee on executive compensation matters. The company also retains Goodwin Procter LLP for legal and advisory services on executive compensation matters, including the drafting of compensation plan documents. The company may use other firms from time to time in the normal course of business.

Role of Shareholder Say-on-Pay Votes

The company provides its shareholders with the opportunity to cast an annual advisory vote to approve the compensation of the named executive officers (“Say-on-Pay”). At the Annual Meeting of Shareholders held on November 17, 2017, 94% of the votes cast on the Say-on-Pay proposal were voted in favor of the proposal. The Compensation Committee believes this affirms shareholder support of the company’s approach to executive compensation.

Total Compensation Market Benchmarking and Peer Group

The Compensation Committee, with the advice of its independent compensation consultant, PricewaterhouseCoopers LLP, approved an updated peer group in August 2016, which was used for market comparisons in fiscal 2018. The peer group included 20 banks of similar asset and revenue size, revenue mix and business orientation:

Bankwell Financial Group Inc.	Enterprise Bancorp, Inc.
Bar Harbor Bankshares	Evans Bancorp, Inc.
Berkshire Hills Bancorp, Inc.	First Bancorp Inc.
Blue Hills Bancorp, Inc.	Independent Bank Corp.
Brookline Bancorp, Inc.	Meridian Bancorp, Inc.
BSB Bancorp, Inc.	Salisbury Bancorp Inc.
Camden National Corporation	Sussex Bancorp
Chemung Financial Corporation	Union Bankshares Inc.
Clifton Bancorp, Inc.	United Financial Bancorp, Inc.
Community Bancorp Inc.	Western New England Bancorp

This peer group was used as one market frame of reference for compensation comparisons. In addition, PricewaterhouseCoopers LLP has provided other relevant market reference points, such as broader financial services and general industry compensation survey data covering companies of similar size to augment this peer group data. Given the company’s objective to attract and retain the talent necessary to meet its strategic objectives, the company currently relies primarily on the internal judgment of the Compensation Committee for performance and compensation benchmarking using an evaluation of both financial and non-financial goals. These goals include growing each of our divisions, fully deploying all raised capital, and enhancing and leveraging the operational capacity of the company. As a result, the Compensation Committee has placed less emphasis on total compensation benchmarking.

Principles for Setting Compensation Levels

The factors considered by the company in setting executive compensation levels are:

●	Achievement of the company’s long-term strategic objectives;

●	Alignment of management’s interests with those of shareholders;

●	Risk tolerances, and in particular whether compensation programs encourage excessive risk-taking;

●	Retention of its executive team;

●	Cost considerations; and

●	Regulatory constraints and guidelines.

The company believes that the aggregate total compensation as reported in the Summary Compensation Table for its named executive officers is reasonable and fair based on the above factors. Specifically:

●	A portion of named executive officer compensation is tied to, and varies with, the overall performance of the company;

●	The equity grants made to Mr. Wayne in fiscal 2011 and fiscal 2017 include a significant performance-based equity incentive component; and

●	Named executive officer compensation is appropriate in light of the competitive environment for recruiting executive officers, and what competitors pay.

Elements of Executive Compensation

Base Salary

The Compensation Committee reviews the base salaries of its named executive officers each year. Salary increases, if any, are generally based on the executive’s performance within specific areas of accountability, external market competitiveness and internal budget considerations. The base salaries of our Named Executive Officers for fiscal 2018 and fiscal 2017 are as follows:

Named Executive Officer	Base Salary FY2018 ($)	Base Salary FY2017 ($)	Percent Increase
Richard Wayne	600,000	600,000	0%
Jean-Pierre Lapointe (1)	225,000	N/A	N/A
Brian Pinheiro	238,702	231,750	3%
Patrick Dignan	400,000	400,000	0%
Julie Jenkins	224,009	217,485	3%
(1)

Mr. Lapointe’s employment with the company commenced in November 2017, and the amounts set forth above reflect his starting base salary. Because his base salary was prorated to his start date, the salary paid to Mr. Lapointe, as reflected in our Summary Compensation Table, differs from the amount set forth above.

Discretionary Performance Bonuses

We have not historically implemented a formal bonus program for our named executive officers. Rather, the Compensation Committee awards discretionary bonuses after the completion of a fiscal year, based upon its evaluation of the company’s performance and individual contributions. In making its decisions with respect to named executive officers other than Mr. Wayne, the Compensation Committee relies upon the recommendations of Mr. Wayne. For fiscal 2018, the Compensation Committee determined to award the following cash bonus amounts with respect to fiscal 2018 performance:

Named Executive Officer	FY2018 Bonus ($)
Richard Wayne	400,000
Jean-Pierre Lapointe	65,000
Brian Pinheiro	100,000
Patrick Dignan	300,000
Julie Jenkins	125,000

Equity-Based Long-Term Incentives

The Compensation Committee considers long-term equity-based compensation to be an integral part of the company’s compensation program. In making equity awards, the Compensation Committee considered the benefit to the company of having a significant portion of the executives’ compensation tied to the long-term financial performance of the company, and thereby to shareholder value. The Compensation Committee also considered the experience and qualifications of the executives, their ability to execute the company’s business plan, the retention value of long-term equity incentives and peer compensation data.

In August 2016, Mr. Wayne was granted 15,000 restricted shares that fully vest on August 25, 2019, subject to his continued employment through that date, and 50,000 restricted shares that are performance-based (the “2016 Performance Shares”). The 2016 Performance Shares are subject to performance-based vesting over a three-year performance period (the “performance period”). The 2016 Performance Shares include an absolute metric and a sliding metric within the performance period. The absolute metric requires that in order for Mr. Wayne to be eligible to vest in the 2016 Performance Shares in any given year within the performance period, the company must be in full compliance at all times with the regulatory commitments made to the Federal Reserve Bank and Maine Bureau of Financial Institutions, and neither the bank nor the company is subject to any written agreement, Board resolution, memorandum of understanding or consent with any regulatory agency. Once it has been determined that the absolute metric has been met, Mr. Wayne will vest in the 2016 Performance Shares based on reaching certain thresholds in regards to the company’s return on equity (“ROE”). For the 2016 Performance Shares, the ROE targets and vesting schedule are as follows:

	ROE Target	Shares vested: <70% ROE Target	Shares vested: 70% - <80% ROE Target	Shares vested: 80% - <90% ROE Target	Shares vested: 90% - 100% ROE Target
FY17	8.67%	—	5,000	7,500	10,000
FY18	11.60%	—	5,000	7,500	10,000
FY19	13.30%	—	5,000	7,500	10,000
3 Year Cumulative	11.17%	—	10,000	15,000	20,000

The company achieved an ROE of 10.62% and 12.47% for each of fiscal 2017 and fiscal 2018, respectively. Accordingly, the company exceeded the ROE targets for each of fiscal 2017 and fiscal 2018, and Mr. Wayne has vested in an aggregate of 20,000 of the 2016 Performance Shares.

In November 2017, in connection with commencement of his employment, Mr. Lapointe was granted 2,000 restricted shares, which shall vest in three equal annual installments, commencing on November 8, 2020. No shares were awarded to Messrs. Wayne, Pinheiro, Dignan or Ms. Jenkins in fiscal 2018.

In August 2018, Mr. Wayne was granted 15,000 restricted shares, Mr. Pinheiro was granted 5,500 restricted shares, Mr. Lapointe was granted 4,000 restricted shares, Mr. Dignan was granted 10,000 restricted shares, and Ms. Jenkins was granted 5,500 restricted shares, all of which vest in three equal annual installments, commencing on August 14, 2021. In addition, Messrs. Wayne and Dignan were granted 15,000 and 10,000 restricted shares that are performance-based (the “2018 Performance Shares”). The 2018 Performance Shares are subject to performance-based vesting over a three-year performance period (the “performance period”). The 2018 Performance Shares include an absolute metric and a sliding metric within the performance period. The absolute metric requires that in order for Messrs. Wayne and Dignan to be eligible to vest in the 2018 Performance Shares in any given year within the performance period, the company must be in full compliance at all times with the regulatory commitments made to the Federal Reserve Bank and Maine Bureau of Financial Institutions, and neither the bank nor the company is subject to any written agreement, Board resolution, memorandum of understanding or consent with any regulatory agency. Once it has been determined that the absolute metric has been met, Messrs. Wayne and Dignan will vest in the 2018 Performance Shares based on reaching certain thresholds in regards to the company’s ROE. The ROE targets and vesting schedule are as follows:

Richard Wayne

	ROE Target	Shares vested: <70% ROE Target	Shares vested: 70% - <80% ROE Target	Shares vested: 80% - <90% ROE Target	Shares vested: 90% - 100% ROE Target
FY19	14.00%	—	1,500	2,250	3,000
FY20	15.00%	—	1,500	2,250	3,000
FY21	16.00%	—	1,500	2,250	3,000
3 Year Cumulative	15.00%	—	3,000	4,500	6,000

Patrick Dignan

	ROE Target	Shares vested: <70% ROE Target	Shares vested: 70% - <80% ROE Target	Shares vested: 80% - <90% ROE Target	Shares vested: 90% - 100% ROE Target
FY19	14.00%	—	1,000	1,500	2,000
FY20	15.00%	—	1,000	1,500	2,000
FY21	16.00%	—	1,000	1,500	2,000
3 Year Cumulative	15.00%	—	2,000	3,000	4,000

The restricted share awards granted to each of our named executive officers vest immediately upon the termination of the executive’s employment due to death or disability. In addition, upon a change in control of the company, (i) in the case of a change in control in which such awards are assumed or continued by the successor entity, any unvested time-based restricted shares will vest in full if the executive’s employment is terminated without cause on or following such change in control and (ii) in the case of a change in control in which such awards are not assumed or continued by the successor entity, any unvested time-based restricted shares will vest in full. In addition, upon a change in control of the company, any unvested 2016 Performance Shares or 2018 Performance Shares will convert to time-based restricted shares that will vest in full at the end of each performance period, subject to the named executive officer’s continued employment through the last day of such performance period. If an acquirer does not assume, continue or substitute the performance shares, or the named executive officer’s employment is terminated without cause or he resigns for good reason following a change in control, the performance shares will vest in full upon the change in control, termination or resignation, as applicable.

Executive Benefits

All named executive officers are eligible for company-sponsored benefit programs available broadly to company employees, including healthcare and dental benefits, disability insurance and life insurance. The company also maintains a traditional 401(k) plan pursuant to which the company matches half of an employee’s contribution, up to 6% of the employee’s salary.

Employment Agreement

On December 29, 2010, the company entered into an employment agreement with Mr. Wayne with an initial term of three years. Upon expiration of the initial term, the employment agreement will be renewed for successive terms of one year, unless either party gives written notice not less than 90 days prior to the date of any such anniversary of the election not to extend the term.

Pursuant to the employment agreement, Mr. Wayne is entitled to receive an annual base salary, which may be increased from time to time in accordance with normal business practices and in the sole discretion of the company. Mr. Wayne is also eligible to participate in the company’s non-equity incentive compensation and equity-based long term incentive plans as determined by the company’s Compensation Committee and in any benefit programs that the company establishes and makes available to its employees.

The employment agreement contains restrictive covenants, including non-competition and non-solicitation covenants that survive for 24 months following the termination of employment.

The employment agreement describes the payments and benefits to which Mr. Wayne would be entitled upon termination of his employment under certain circumstances. Specifically, if (i) Mr. Wayne’s employment is terminated either by the company without cause or by such executive for good reason or if the company makes an election not to extend the term of any such employment agreement, and (ii) Mr. Wayne executes a release of claims prepared by the company, the non-competition restrictions in the applicable employment agreement will terminate unless the company (in the sole discretion of the Board) pays such executive an amount equal to the base salary such executive would have received for the duration of the restricted period.

Tax, Regulatory and Accounting Implications

The Compensation Committee considers the accounting and tax (individual and corporate) consequences of the compensation plans prior to making changes to the plans. In the consideration of Named Officer compensation, including the granting of equity awards, the Compensation Committee considers the impact of Section 162(m) of the Internal Revenue Code, as amended (the "Code") (which generally limits the deduction of compensation paid to certain named officers to $1,000,000). While the Compensation Committee considers tax deductibility as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions, and retains the flexibility to award compensation that it determines to be consistent with the goals of the company’s executive compensation program even if the awards are not deductible for tax purposes. The exemption from Section 162(m)'s deduction limit for performance-based compensation has been repealed as part of the Tax Reform Act, effective for taxable years beginning after December 31, 2017, such that compensation paid to our named executive officers in excess of $1,000,000 will not be deductible unless it qualifies for the limited transition relief applicable to certain arrangements in place as of November 2, 2017.

While the Compensation Committee has made efforts to structure certain performance-based grants of restricted stock in a manner intended to be exempt from Section 162(m) and therefore not subject to its deduction limits, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the Tax Reform Act, no assurance can be made that compensation intended to satisfy the requirements for exemption from Section 162(m) in fact will. Further, the Compensation Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with the company's business needs. The Compensation Committee believes that stockholder interests are best served if discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in a non-deductible compensation expense to the company.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

The Compensation Committee is comprised entirely of the following independent directors: Messrs. Botein and Glauber and Mses. Dorsey and Wallingford. No member of the Compensation Committee is a current, or was a former, officer or employee of the Company or any of its subsidiaries.

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on this review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in the company’s Proxy Statement.

Submitted by the Compensation Committee:

Matthew Botein, Chair
Cheryl Lynn Dorsey
Robert Glauber
Judith E. Wallingford

Tabular Disclosure of Named Executive Officer Compensation

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation paid to or earned by the company’s named executive officers.

Name and Principal Position	Fiscal Year	Salary	Stock Awards(1)		Bonus	All Other Compensation(2)	Total
Richard Wayne	2018	$600,000	$—		$400,000	$14,957	$1,014,957
President & Chief	2017	600,000	728,000	(3)	325,000	12,606	1,665,606
Executive Officer	2016	500,000	—		200,000	10,256	710,256
Jean-Pierre Lapointe(4)	2018	150,000	47,100		95,000	1,946	294,046
Chief Financial Officer
Brian Pinheiro (5)	2018	238,702	—		100,000	7,612	346,314
Chief Risk Officer	2017	231,750	56,000		100,000	7,364	395,114
	2016	225,000	54,150		50,000	7,270	336,420
Patrick Dignan (6)	2018	400,000	—		300,000	17,295	717,295
Executive	2017	400,000	280,000		225,000	16,517	921,517
Vice President
Julie Jenkins (7)	2018	224,009	—		125,000	8,196	357,205
Senior Vice President,	2017	217,485	112,000		115,000	7,567	452,052
Director of Operations

(1)

The amounts in this column reflect the grant date fair value of equity awards, including modifications, determined in accordance with FASB ASC Topic 718 granted under the company’s Amended and Restated 2010 Stock Option and Incentive Plan. Information about the assumptions used to value these awards can be found in Part II. Item 8. “Financial Statements and Supplementary Data—Note 14: Stock-Based Compensation” of the company’s 2018 Annual Report on Form 10-K.

(2)

These amounts for fiscal 2018 include payments as follows: (i) term life insurance premiums: $6,857 for Mr. Wayne, $250 for Mr. Lapointe, $455 for Mr. Pinheiro, $1,782 for Mr. Dignan and $1,563 for Ms. Jenkins; (ii) matching 401k contributions: $8,100 for Mr. Wayne, $1,696 for Mr. Lapointe, $7,157 for Mr. Pinheiro, $8,048 for Mr. Dignan and $6,633 for Ms. Jenkins; (iii) parking: $4,300 for Mr. Dignan; and (iv) reimbursed life insurance premiums of $3,165 for Mr. Dignan.

(3)	Stock awards for Mr. Wayne include 50,000 performance shares, which have a fair value of the stock price at issuance, assuming 100% of the ROE targets for each performance period are achieved.
(4)

Mr. Lapointe was appointed Chief Financial Officer of the company on November 6, 2017. Accordingly, the amount of salary compensation reported for Mr. Lapointe have been prorated to reflect his partial year of service.

(5)	Mr. Pinheiro was appointed Chief Risk Officer of the company on March 3, 2015 and served as the company’s interim Chief Financial Officer from September 15, 2017 through November 5, 2017.
(6)	Mr. Dignan was appointed Executive Vice President of Northeast on February 18, 2016, and became a named executive officer of the company in fiscal 2017.
(7)	Ms. Jenkins was appointed Senior Vice President, Director of Operations of Northeast on June 26, 2012, and became a named executive officer of the company in fiscal 2017.

CEO Pay Ratio

The company is making its initial disclosure of the total compensation paid to our CEO as a ratio of the total compensation paid to our median employee (the “CEO Pay Ratio”), as required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of SEC Regulation S-K. We identified the median employee by generating a report for Form W-2 income for all employees, excluding the CEO, who received compensation during fiscal 2018. This employee population included annualized compensation for all full-time, part-time or seasonal employees as of June 30, 2018. After determining the median employee, we calculated the CEO’s and median employee’s fiscal 2018 total compensation in a comparable manner to the CEO compensation provided in the Summary Compensation Table.

For fiscal 2018, the total of all compensation paid to the CEO, as reported in the Summary Compensation Table, was $1,014,957. The total of all compensation paid to the median employee, calculated in the same manner, was $55,516. The CEO Pay Ratio was approximately 18:1.

GRANTS OF PLAN-BASED AWARDS – FISCAL 2018

Name	Grant Date	All other Stock Awards: Number of Shares of Stock or units (#)	Grant date fair value of Stock and Option Awards
Jean-Pierre Lapointe	11/8/17	2,000	$47,100

OUTSTANDING EQUITY AWARDS AT JUNE 30, 2018

The following table shows the outstanding equity awards held by the company’s named executive officers as of June 30, 2018:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned (#) Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
Richard Wayne	118,808	—	—	$13.93	12/29/2020	—		$—	—		$—
	118,808	—	—	13.93	12/29/2020	—		—	—		—
	49,589	—	—	9.38	1/31/2023	—		—	—		—
	—	—	—	—	—	41,667	(1)	908,341	30,000	(7)	654,000
Jean-Pierre Lapointe	—	—	—	—	—	2,000	(2)	43,600	—		—
Brian Pinheiro	—	—	—	—	—	11,667	(3)	254,341	—		—
Patrick Dignan	21,601	—	—	13.93	12/29/2020	—		—	—		—
	33,059	—	—	9.38	1/31/2023	—		—	—		—
	—	—	—	—	—	58,333	(4)	1,271,659	—		—
Julie Jenkins	2,755	—	—	9.38	1/31/2023	—		—	—		—
	—	—	—	—	—	18,333	(5)	399,659	—		—

(1)	26,667 shares of restricted stock vest in two remaining installments, commencing on December 19, 2018, and 15,000 shares of restricted stock vest in full on August 25, 2019.
(2)	2,000 shares of restricted stock vest in three equal installments, commencing on November 8, 2020.
(3)

1,667 shares of restricted stock vest in two remaining installments, commencing on March 3, 2019; 5,000 shares of restricted stock vest in three equal installments, commencing on September 21, 2018; and 5,000 shares of restricted stock vest in three equal installments, commencing on August 25, 2019.

(4)

13,333 shares of restricted stock vest in two remaining installments, commencing on August 21, 2018; 20,000 shares of restricted stock vest in three equal installments, commencing on September 21, 2018; and 25,000 shares of restricted stock vest in three equal installments, commencing on August 25, 2019.

(5)

3,333 shares of restricted stock vest in two remaining installments, commencing on August 21, 2018; 5,000 shares of restricted stock vest in three equal installments, commencing on September 21, 2018; and 10,000 shares of restricted stock vest in three equal installments, commencing on August 25, 2019.

(6)	Market value is based on the closing price of the company’s common stock on June 30, 2018 of $21.80 per share.
(7)

In August 2016, Mr. Wayne was granted 50,000 performance shares, subject to performance-based vesting over a three-year performance period, which are described previously in the section titled “Equity-Based Long-Term Incentive.” Following fiscal 2018, 20,000 shares of restricted stock vested upon satisfaction of the applicable performance-based criteria and 30,000 shares have not vested.

OPTION EXERCISES AND STOCK VESTED – FISCAL 2018

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Richard Wayne	—	$—	10,000	$216,000	(2)
	—	—	13,333	324,992
	—	—	2,639	62,811
Jean-Pierre Lapointe	—	—	—	—
Brian Pinheiro	—	—	544	18,355
Patrick Dignan	—	—	1,759	41,882
	—	—	6,667	138,740
Julie Jenkins	5,510	77,801	439	10,453
	7,500	81,525	1,667	34,690

(1)	Market value is based on the closing price of the company’s common stock on the respective exercised date or vesting date, as applicable.
(2)	For Mr. Wayne, 10,000 shares vested upon achievement of the ROE target of 11.60% for fiscal 2018, and approval by the Compensation Committee of the Board of Directors on September 13, 2018.

Potential Payments upon Termination or Change in Control

As discussed above in the section titled “Employment Agreement,” in the event that Mr. Wayne’s employment is terminated by the company without cause or by Mr. Wayne for good reason, the non-competition restrictions in Mr. Wayne’s employment agreement will terminate unless the company (in the sole discretion of the Board) pays to the executive an amount equal to the base salary he would have received for the duration of the 24-month restricted period. The amount of such salary continuation, based on the salary that was in effect on June 30, 2018, would be $1,200,000.

In addition, in the event of a change in control, the equity awards will be subject to the treatment described above in the section titled “Equity-Based Long Term Incentive.”

Assuming the employment of our named executive officers is terminated without cause on or following the date of a change in control, the following table sets forth the amounts that would be realizable by each of the named executive officers upon the acceleration of his or her outstanding equity awards.

	Option Awards		Stock Awards
Name	Time-Vested Options to Vest at Change in Control	Option Exercise Price ($)	Number of Shares of Stock to Vest at Change in Control (#)	Market Value of Shares to Vest at Change in Control ($) (1)	Equity Incentive Plan Awards to Potentially Vest at Change in Control (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares ($) (1)
Richard Wayne	—	—	41,667	$908,341	30,000	$654,000
Jean-Pierre Lapointe	—	—	2,000	43,600	—	—
Brian Pinheiro	—	—	11,667	254,341	—	—
Patrick Dignan	—	—	58,333	1,271,659	—	—
Julie Jenkins	—	—	18,333	399,659	—	—

(1)	Market value is based on the closing price of the company’s common stock on June 30, 2018 of $21.80 per share

PROPOSAL 2
ADVISORY, NON-BINDING VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

We are providing our Voting Shareholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

Our executive compensation programs and policies are designed to attract, motivate and retain executive talent, and are aligned with the long-term interests of our shareholders. Please see the section titled “Compensation Discussion and Analysis” for a detailed discussion of our executive compensation programs. We believe that the effectiveness of our compensation programs is demonstrated by the accomplishments of management in executing the company’s business plan over the last fiscal year.

The Board of Directors recommends that Voting Shareholders vote in favor of the following resolution:

“RESOLVED, that the compensation of Northeast’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Executive Compensation section, the compensation tables and narrative discussion, be approved.”

The resolution that is the subject of this proposal will not have any binding legal effect regardless of whether or not it is approved, and may not be construed as overruling a decision by the company or the Board or creating or implying any change to the fiduciary duties of the Board. However, the Compensation Committee intends to take the results of the vote on this proposal into account in its future decisions regarding the compensation of the company’s named executive officers.

Vote Required

The affirmative vote of a majority of the shares of voting common stock present in person or represented by proxy at the meeting and entitled to vote on this proposal is required for the approval of this proposal. Abstentions shall be included in determining the number of shares present and entitled to vote on the proposal, thus having the effect of a vote against the proposal. Broker non-votes, if any, are not counted in determining the number of shares present and entitled to vote and will therefore have no effect on the outcome.

Recommendation

The Board of Directors unanimously recommends a vote FOR this proposal. Properly authorized proxies solicited by the Board will be voted FOR this proposal unless instructions to the contrary are given.

PROPOSAL 3
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected and appointed RSM US LLP as our independent registered public accounting firm to audit our consolidated financial statements for the year ending June 30, 2019. Although ratification by Voting Shareholders is not required by law or by our bylaws, the Audit Committee believes that submission of its selection to Voting Shareholders is a matter of good corporate governance. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of Northeast. If our Voting Shareholders do not ratify the appointment of RSM US LLP, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of independent auditors.

It is anticipated that a representative of RSM US LLP will attend the annual meeting of shareholders, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Fees

Aggregate fees for professional services rendered by RSM US LLP for the years ended June 30, 2018 and 2017, respectively, were as follows:

	2018	2017
Audit Fees(1)	$369,617	$359,694
Audit-Related Fees(2)	13,520	13,520
Tax Fees(3)	114,733	95,000
All Other Fees(4)	-	23,483
Total	$497,870	$491,697

(1) Includes fees for the financial statement audit of the company, quarterly reviews, regulatory audit requirements, and out-of-pocket expenses.

(2) Consists of fees related to the audit of the company’s employee benefit plan and agreed upon procedures for regulatory requirements.

(3) Consists of tax return preparation and tax-related compliance and services.

(4) Consists of fees for Bank Secrecy Act and Anti-Money Laundering consulting services performed during fiscal 2017.

Auditor Fees Policy

The Audit Committee has approved a policy concerning the pre-approval of audit and non-audit services to be provided by RSM US LLP, our previous independent registered public accounting firm. The policy requires that all services provided by RSM US LLP to us, including audit services, audit-related services, tax services and other services, must be pre-approved by the Audit Committee; provided, however, the pre-approval requirement is waived with respect to the provision of non-audit services for the company if the “de minimis” provisions of Section 10A(i)(1)(B) of the Exchange Act are satisfied. This authority to pre-approve non-audit services may be delegated to one or more members of the Audit Committee, who shall present all decisions to pre-approve an activity to the full Audit Committee at its first meeting following such decision.

The Audit Committee approved all audit and non-audit services provided to us for fiscal 2018 and 2017.

Vote Required

The affirmative vote of a majority of the shares of voting common stock present in person or represented by proxy at the meeting and entitled to vote on this proposal is required for the approval of this proposal. Abstentions shall be included in determining the number of shares present and entitled to vote on the proposal, thus having the effect of a vote against the proposal. Broker non-votes, if any, are not counted in determining the number of shares present and entitled to vote and will therefore have no effect on the outcome.

Recommendation

The Board of Directors unanimously recommends a vote FOR this proposal. Properly authorized proxies solicited by the Board will be voted FOR this proposal unless instructions to the contrary are given.

AUDIT COMMITTEE REPORT

The members of the Audit Committee of the Board of Directors of Northeast submit this report in connection with the committee’s review of the financial reports for the fiscal year ended June 30, 2018 as follows:

1.	The Audit Committee has reviewed and discussed with management the audited financial statements for Northeast Bancorp for the fiscal year ended June 30, 2018.

2.

The Audit Committee has discussed with representatives of RSM US LLP the matters required to be discussed by Public Company Accounting Oversight Board AU Section 380, Communication with Audit Committees, as currently in effect.

3.

The Audit Committee has received the written disclosures and the letter from the independent accountant required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2018 for filing with the SEC.

The Audit Committee operates pursuant to a charter that was approved by our Board of Directors. A copy of the Audit Committee Charter is available on the company’s website under the “Investor Relations” tab at www.northeastbank.com/about-us.

Submitted by the Audit Committee:

Judith E. Wallingford, Chair
Cheryl Lynn Dorsey
John C. Orestis

EQUITY PLAN COMPENSATION INFORMATION

The following table provides information as of June 30, 2018 regarding shares of common stock that may be issued under the company’s equity compensation plans, consisting of the Amended and Restated 2010 Stock Option and Incentive Plan.

	Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plan (excluding securities referenced in column (a))
	(a)	(b)	(c)
Equity compensation approved by security holders:	436,226	$12.46	127,181
Equity compensation plans not approved by security holders:	—	—	—
Total	436,226	$12.46	127,181

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth, as of September 21, 2018, the number of shares of our voting common stock that were owned beneficially by:

●	Each person who is known by us to beneficially own more than 5% of our common stock;

●	Each director;

●	Each named executive officer; and

●	All of our directors and executive officers as a group.

Unless otherwise indicated, the address of each of the individuals listed in the table is c/o Northeast Bancorp, 500 Canal Street, Lewiston, Maine 04240.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership Number of Shares(1)		Percent of Class(1)(2)
Directors and Certain Executive Officers
Robert Glauber	81,314	(3)	*
Matthew Botein	62,500		*
Cheryl Dorsey	—		—
John Orestis	60,000		*
David Tanner	10,000		*
Judith Wallingford	25,000		*
Richard Wayne	727,596	(4)	8.84%
Jean-Pierre Lapointe	6,500		*
Brian Pinheiro	17,220		*
Patrick Dignan	151,187	(5)	1.84%
Julie Jenkins	28,219	(6)	*
All directors and executive officers as a group (11 persons)	1,169,536	(7)	14.22%

Other Beneficial Holders
Arlon Capital Partners LP(8)	747,708		9.09%
767 Fifth Avenue, 15th Floor
New York, NY 10153

* Less than 1%

(1)

Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to shares. Pursuant to the rules of the SEC, the number of shares of voting common stock deemed outstanding includes shares issuable pursuant to options and warrants held by the respective person or group that may be exercised within 60 days of September 21, 2018.

(2)	The total number of shares of voting common stock outstanding as of September 21, 2018 was 8,226,647.
(3)	Includes options to purchase 21,601 shares of common stock exercisable within 60 days of September 21, 2018.
(4)

Includes 97,202 shares held by the Richard Wayne Irrevocable Trust u/a/d April 24, 1998 and 231,522 shares held by the Richard Wayne Revocable Trust. Also includes options to purchase 287,205 shares of common stock exercisable within 60 days of September 21, 2018.

(5)	Includes options to purchase 54,660 shares of common stock exercisable within 60 days of September 21, 2018.
(6)	Includes options to purchase 2,755 shares of common stock exercisable within 60 days of September 21, 2018.
(7)	Includes options to purchase 366,221 shares of common stock exercisable within 60 days of September 21, 2018.

(8)

With respect to information relating to Arlon Capital Partners LP, we have relied, in part, on information supplied on the Schedule 13D/A filed with the SEC on December 16, 2015, by Arlon Capital Partners LP (“Arlon”), Arlon Capital Partners II LP (“Arlon II”), Arlon Capital Partners General Partner II LP (“ACP GP”), Arlon Capital Partners Management Company LLC (“ACP Management”), Arlon Advisor LLC (“Arlon Advisor”), Continental Grain Company (“CGC”), and Paul J. Fribourg. ACP GP is Arlon’s sole general partner. ACP Management is ACP GP’s sole general partner. CGC is the sole member of Arlon Advisor and the holder of an indirect majority interest in Arlon. Mr. Fribourg is the Chairman, Chief Executive Officer and President of CGC and one of the co-trustees and in one case, a beneficiary of various trusts established for the benefit of certain members of Mr. Fribourg’s family that collectively control a majority interest in CGC. As a result, Mr. Fribourg may be deemed to have beneficial ownership with respect to all shares held by Arlon. Mr. Fribourg disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the executive officers and directors, and persons who own more than ten percent of a registered class of Northeast’s equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish Northeast with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required during fiscal 2018, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent beneficial owners were timely satisfied, except that Julie Jenkins inadvertently made a late Form 4 filing upon becoming a Section 16(a) officer during fiscal 2018.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The company’s Code of Ethics provides guidance on transactions with related persons. Any transaction with a related person must be reviewed and approved by the full Board and determined to be “arm’s length.” John C. Orestis, who is a member of our Board of Directors, and his affiliates have two loans for approximately $129 thousand with the Bank. All of the loans were current as of June 30, 2018. All loans were made in the ordinary course of business under normal credit terms, including interest rates and collateral requirements prevailing at the time of origination for comparable transactions with other persons, and do not represent more than normal credit risk.

OTHER MATTERS

As of the date of this proxy statement, our Board of Directors knows of no matters that will be presented for consideration at the annual meeting other than as described in this proxy statement. If any other matters properly come before the annual meeting, or any adjournments or postponements of that meeting, and are voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals that they name as proxies to vote the shares represented by these proxies as to any of these matters. The individuals named as proxies intend to vote or not to vote in accordance with the recommendation of our management.

Expenses of Solicitation

The cost of solicitation of proxies will be borne by Northeast. We also may reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of shares of our common stock.

Shareholder Proposals for 2019 Annual Meeting

Shareholder proposals intended to be presented at the next annual meeting of shareholders must be received by the company on or before June 6, 2019 in order to be considered for inclusion in our proxy statement and form of proxy for that meeting. These proposals must also comply with the rules of the SEC governing the form and content of proposals in order to be included in Northeast’s proxy statement and form of proxy. Any such proposals should be mailed to: Corporate Clerk, Northeast Bancorp, 500 Canal Street, Lewiston, Maine 04240.

A shareholder of record who wishes to present a proposal at the next annual meeting, other than a proposal to be considered for inclusion in Northeast’s proxy statement described above, must provide written notice of such proposal and appropriate supporting documentation, as set forth in Northeast’s bylaws, to Northeast at its principal executive office no earlier than July 19, 2019 nor later than August 16, 2019; provided, however, that in the event the annual meeting is scheduled to be held on a date more than 30 days before the first anniversary of the date of the preceding year’s annual meeting (the “Anniversary Date”) or more than 60 days after the Anniversary Date, timely notice by the shareholder must be delivered not earlier than the close of business on the later of (a) the 90th day prior to the scheduled date of such annual meeting or (b) the 10th day following the first date on which the date of such annual meeting is publicly disclosed. Proxies solicited by the Board of Directors will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority. Any such proposal should be mailed to: Corporate Clerk, Northeast Bancorp, 500 Canal Street, Lewiston, Maine 04240.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC (http://www.sec.gov).

Northeast
BANCORP

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_______________

MR A SAMPLE
DESIGNATION (IF ANY)
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Admission Ticket

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 3:00 a.m., EST, on November 16th, 2018.

Vote by Internet

- Go to **www.investorvote.com/NBN**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

	For	Withhold		For	Withhold
01 - Matthew B. Botein	☐	☐	02 - Cheryl Lynn Dorsey	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

C 1234567890 J N T
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MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

02WVJC

2018 Annual Meeting Admission Ticket

2018 Annual Meeting of
Northeast Bancorp Shareholders

November 16, 2018, 10:00 a.m., Eastern Time
The offices of Goodwin Procter LLP
100 Northern Avenue, Boston, Massachusetts, 02210

Directions to the Northeast Bancorp annual meeting can be viewed at
www.edocumentview.com/NBN

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Northeast BANCORP

Proxy — Northeast Bancorp

Notice of 2018 Annual Meeting of Shareholders

The offices of Goodwin Procter LLP
100 Northern Avenue, Boston, Massachusetts, 02210
Proxy Solicited by Board of Directors for Annual Meeting – November 16, 2018

Richard Wayne, with the power of substitution, is hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Northeast Bancorp to be held on November 16, 2018 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted in accordance with the shareholder's directions. If no such directions are indicated, the Proxies will have authority to vote FOR each of the nominees for director listed in Proposal 1 and FOR Proposals 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting, or any postponement or adjournment thereof.

This proxy may be revoked at any time before it is exercised.

(Items to be voted appear on reverse side.)